WB-15 COMMERCIAL OFFER TO PURCHASE

LICENSEE DRAFTING THIS OFFER ON September 19, 2017 [DATE] IS ~~(AGENT OF BUYER)~~ (AGENT OF SELLER/LISTING BROKER) ~~(AGENT OF BUYER AND SELLER)~~ STRIKE THOSE NOT APPLICABLE

GENERAL PROVISIONS The Buyer, CSJM LLC or its Assign ________, offers to purchase the Property known as [Street Address] N93 W14475 Whittaker Way ________ in the City of Menomonee Falls, WI, County of Waukesha, Wisconsin (Insert additional description, if any, at lines 109-115 or 277-286 or attach as an addendum per line 479), on the following terms:

- PURCHASE PRICE: Two Million ________ Dollars ($ 2,000,000.00).
- EARNEST MONEY ~~of $~~ ________ ~~accompanies this Offer and earnest money~~ of $ 10,000.00 will be mailed, or commercially or personally delivered within 5 business days of acceptance to listing broker or ________.
- THE BALANCE OF PURCHASE PRICE will be paid in cash or equivalent at closing unless otherwise provided below.
- INCLUDED IN PURCHASE PRICE: Seller is including in the purchase price the Property, all Fixtures on the Property on the date of this Offer not excluded at lines 20-22, and the following additional items: Overhead Bridge Cranes ________.

All personal property included in purchase price will be transferred by bill of sale ~~or~~ ________.

- NOT INCLUDED IN PURCHASE PRICE: Any Seller personal property not listed above. ________.

CAUTION: Identify trade fixtures owned by tenant, if applicable, and Fixtures that are on the Property (see lines 303-310) to be excluded by Seller or which are rented and will continue to be owned by the lessor.

NOTE: The terms of this Offer, not the listing contract or marketing materials, determine what items are included/excluded.

ACCEPTANCE Acceptance occurs when all Buyers and Sellers have signed one copy of the Offer, or separate but identical copies of the Offer.

CAUTION: Deadlines in the Offer are commonly calculated from acceptance. Consider whether short term deadlines running from acceptance provide adequate time for <u>both</u> binding acceptance and performance.

BINDING ACCEPTANCE This Offer is binding upon both Parties only if a copy of the accepted Offer is delivered to Buyer on or before September 21, 2017 - 5:00 PM CST. Seller may keep the Property on the market and accept secondary offers after binding acceptance of this Offer.

CAUTION: This Offer may be withdrawn prior to delivery of the accepted Offer.

OPTIONAL PROVISIONS TERMS OF THIS OFFER THAT ARE PRECEDED BY AN OPEN BOX (☐) ARE PART OF THIS OFFER ONLY IF THE BOX IS MARKED SUCH AS WITH AN "X." THEY ARE NOT PART OF THIS OFFER IF MARKED "N/A" OR ARE LEFT BLANK.

DELIVERY OF DOCUMENTS AND WRITTEN NOTICES Unless otherwise stated in this Offer, delivery of documents and written notices to a Party shall be effective only when accomplished by one of the methods specified at lines 37-54.

(1) <u>Personal Delivery</u>: giving the document or written notice personally to the Party, or the Party's recipient for delivery if named at line 38 or 39.
Seller's recipient for delivery (optional): Sam Dickman - Dickman Company
Buyer's recipient for delivery (optional): James M. Young - Barry CRE Services

[x] (2) <u>Fax</u>: fax transmission of the document or written notice to the following telephone number:
Seller: (414) 271-5035 Buyer: (414) 271-1478

[ ] (3) <u>Commercial Delivery</u>: depositing the document or written notice fees prepaid or charged to an account with a commercial delivery service, addressed either to the Party, or to the Party's recipient for delivery if named at line 38 or 39, for delivery to the Party's delivery address at line 47 or 48.

[ ] (4) <u>U.S. Mail</u>: depositing the document or written notice postage prepaid in the U.S. Mail, addressed either to the Party, or to the Party's recipient for delivery if named at line 38 or 39, for delivery to the Party's delivery address at line 47 or 48.
Delivery address for Seller: ________
Delivery address for Buyer: ________

[x] (5) <u>E-Mail</u>: electronically transmitting the document or written notice to the Party's e-mail address, if given below at line 53 or 54. If this is a consumer transaction where the property being purchased or the sale proceeds are used primarily for personal, family or household purposes, each consumer providing an e-mail address below has first consented electronically to the use of electronic documents, e-mail delivery and electronic signatures in the transaction, as required by federal law.
E-Mail address for Seller (optional): sam-jr@dickmanrealestate.com
E-Mail address for Buyer (optional): jyoung@barrycre.com

PERSONAL DELIVERY/ACTUAL RECEIPT Personal delivery to, or Actual Receipt by, any named Buyer or Seller constitutes personal delivery to, or Actual Receipt by, all Buyers or Sellers.

Approved by Wisconsin Real Estate Examining Board
10-1-15 (Optional Use Date) 1-1-16 (Mandatory Use Date)

WISCONSIN REALTORS® ASSOCIATION
4801 Forest Run Road
Madison, Wisconsin 53704

WB-44 COUNTER-OFFER

Counter-Offer No. 1 by (~~Buyer~~/Seller) STRIKE ONE

NOTE: Number this Counter-Offer sequentially, e.g. Counter-Offer No. 1 by Seller, Counter-Offer No. 2 by Buyer, etc.

The Offer to Purchase dated 09/19/2017 and signed by Buyer CSJM LLC or its Assigns for purchase of real estate at N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin ______ is rejected and the following Counter-Offer is hereby made.

CAUTION: This Counter-Offer does not include the terms or conditions in any other counter-offer or multiple counter-proposal unless incorporated by reference.

All terms and conditions remain the same as stated in the Offer to Purchase except the following: ______

1. Lines 8-9: The Purchase Price shall be $2,600,000

The attached ______ is/are made part of this Counter-Offer.

Any warranties, covenants and representations made in this Counter-Offer survive the closing of this transaction.

This Counter-Offer is binding upon Seller and Buyer only if a copy of the accepted Counter-Offer is delivered to the Party making the Counter-Offer on or before September 26, 2017 (Time is of the Essence). Delivery of the accepted Counter-Offer may be made in any manner specified in the Offer to Purchase, unless otherwise provided in this Counter-Offer.

NOTE: The Party making this Counter-Offer may withdraw the Counter-Offer prior to acceptance and delivery as provided at lines 30-33.

This Counter-Offer was drafted by Samuel M. Dickman, The Dickman Company, Inc. on 09/22/2017.
Licensee and Firm ▲ Date ▲

(x) ______ Sept. 22, 2017
Signature of Party Making Counter-Offer ▲ Date ▲
Print name ▶

(x) ______
Signature of Party Accepting Counter-Offer ▲ Date ▲
Print name ▶

(x) ______
Signature of Party Making Counter-Offer ▲ Date ▲
Print name ▶

(x) ______
Signature of Party Accepting Counter-Offer ▲ Date ▲
Print name ▶

This Counter-Offer was presented by ______ on ______.
Licensee and Firm ▲ Date ▲

This Counter-Offer is (rejected) (countered) STRIKE ONE (Party's Initials) ______ (Party's Initials) ______

NOTE: Provisions from a previous Counter-Offer may be included by reproduction of the entire provision or incorporation by reference. Provisions incorporated by reference may be indicated in the subsequent Counter-Offer by specifying the number of the provision or the lines containing the provision. In transactions involving more than one Counter-Offer, the Counter-Offer referred to should be clearly specified.

Approved by Wisconsin Real Estate Examining Board
10-1-15 (Optional Use Date) 1-1-16 (Mandatory Use Date)

WISCONSIN REALTORS® ASSOCIATION
4801 Forest Run Road
Madison, Wisconsin 53704

WB-44 COUNTER-OFFER

Counter-Offer No. 2 by (Buyer/~~Seller~~) STRIKE ONE

NOTE: Number this Counter-Offer sequentially, e.g. Counter-Offer No. 1 by Seller, Counter-Offer No. 2 by Buyer, etc.

The Offer to Purchase dated 09/19/2017 and signed by Buyer CSJM LLC or/its Assigns for purchase of real estate at N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin is rejected and the following Counter-Offer is hereby made.

CAUTION: This Counter-Offer does not include the terms or conditions in any other counter-offer or multiple counter-proposal unless incorporated by reference.

All terms and conditions remain the same as stated in the Offer to Purchase except the following:

1) The Purchase Price shall be $2,325,000.00

2) All earnest money including the initial deposit shall be held by First American Title Company in an interest bearing account. The initial earnest money deposit shall be delivered to the First American Title within 5 business days of acceptance of the Offer to Purchase.

3) Upon Buyer's waiver of all contingencies, buyer shall immediately deposit an additional $50,000.00 of earnest money to the Title Company.

4) In the event of a closing all earnest money shall be applied to the purchase Price.

5) Seller shall be permitted to occupy 48,200 sq. ft. of the facility for a period of 60 days after closing rent free except that Seller shall pay it's prorated share of Property taxes, utilities, insurance and maintenance on the property. If Seller has not vacated the property within 60 days of closing, Seller may rent 48,200 sq. ft. on a month to month basis for a period not to exceed an additional 90 days and at a monthly base rent of $20,000.00 per month triple net plus utilities.

6) Buyer shall be permitted to demolish mezzanine space in it's 23,800 sq. ft. section of the property at any time after closing.

The attached ______ is/are made part of this Counter-Offer.

Any warranties, covenants and representations made in this Counter-Offer survive the closing of this transaction.

This Counter-Offer is binding upon Seller and Buyer only if a copy of the accepted Counter-Offer is delivered to the Party making the Counter-Offer on or before October 5, 2017 5:00 PM CST (Time is of the Essence). Delivery of the accepted Counter-Offer may be made in any manner specified in the Offer to Purchase, unless otherwise provided in this Counter-Offer.

NOTE: The Party making this Counter-Offer may withdraw the Counter-Offer prior to acceptance and delivery as provided at lines 30-33.

This Counter-Offer was drafted by James M. Young - Barry CRE Services, Inc. on 10/03/2017.
Licensee and Firm ▲ Date ▲

(x) [signature] 10.04.2017	(x)
Signature of Party Making Counter-Offer ▲ Date ▲	Signature of Party Accepting Counter-Offer ▲ Date ▲
Print name ► CSJM LLC	Print name ►
(x)	(x)
Signature of Party Making Counter-Offer ▲ Date ▲	Signature of Party Accepting Counter-Offer ▲ Date ▲
Print name ►	Print name ►

This Counter-Offer was presented by ______ on ______.
Licensee and Firm ▲ Date ▲

This Counter-Offer is (rejected) (countered) STRIKE ONE (Party's Initials) ______ (Party's Initials) ______

NOTE: Provisions from a previous Counter-Offer may be included by reproduction of the entire provision or incorporation by reference. Provisions incorporated by reference may be indicated in the subsequent Counter-Offer by specifying the number of the provision or the lines containing the provision. In transactions involving more than one Counter-Offer, the Counter-Offer referred to should be clearly specified.

Approved by Wisconsin Real Estate Examining Board
10-1-15 (Optional Use Date) 1-1-16 (Mandatory Use Date)

WISCONSIN REALTORS® ASSOCIATION
4801 Forest Run Road
Madison, Wisconsin 53704

WB-44 COUNTER-OFFER

Counter-Offer No. 3 by (Buyer/Seller) STRIKE ONE

NOTE: Number this Counter-Offer sequentially, e.g. Counter-Offer No. 1 by Seller, Counter-Offer No. 2 by Buyer, etc.

The Offer to Purchase dated 09/19/2017 and signed by Buyer CSJM LLC and/or Assigns for purchase of real estate at N93 W14475 Whittaker Way, Menomonee Falls, WI is rejected and the following Counter-Offer is hereby made.

CAUTION: This Counter-Offer does not include the terms or conditions in any other counter-offer or multiple counter-proposal unless incorporated by reference.

All terms and conditions remain the same as stated in the Offer to Purchase except the following:

1. Counter Offer #2 by Buyer is hereby incorporated except for the following changes:
   A. Purchase Price: The Purchase Price shall be $2,340,000
   B. Mezzanine: Seller shall have 30 days from satisfaction or waiver of contingencies to vacate under the mezzanine.

The attached ______ is/are made part of this Counter-Offer.

Any warranties, covenants and representations made in this Counter-Offer survive the closing of this transaction.

This Counter-Offer is binding upon Seller and Buyer only if a copy of the accepted Counter-Offer is delivered to the Party making the Counter-Offer on or before October 12, 2017 (Time is of the Essence). Delivery of the accepted Counter-Offer may be made in any manner specified in the Offer to Purchase, unless otherwise provided in this Counter-Offer.

NOTE: The Party making this Counter-Offer may withdraw the Counter-Offer prior to acceptance and delivery as provided at lines 30-33.

This Counter-Offer was drafted by Samuel M. Dickman, The Dickman Co. Inc. on 10/09/2017.
Licensee and Firm ▲ Date ▲

(x) [signature] 10 Oct - 2017 (x) [signature] 10.12.2017
Signature of Party Making Counter-Offer ▲ Date ▲ Signature of Party Accepting Counter-Offer ▲ Date ▲
Print name ▶ Bradley L Hansen Print name ▶ Steven K. Krueger

(x) ______ (x) ______
Signature of Party Making Counter-Offer ▲ Date ▲ Signature of Party Accepting Counter-Offer ▲ Date ▲
Print name ▶ Print name ▶

This Counter-Offer was presented by ______ on ______.
Licensee and Firm ▲ Date ▲

This Counter-Offer is (rejected) (countered) STRIKE ONE (Party's Initials) ______ (Party's Initials) ______

NOTE: Provisions from a previous Counter-Offer may be included by reproduction of the entire provision or incorporation by reference. Provisions incorporated by reference may be indicated in the subsequent Counter-Offer by specifying the number of the provision or the lines containing the provision. In transactions involving more than one Counter-Offer, the Counter-Offer referred to should be clearly specified.

PROPERTY CONDITION REPRESENTATIONS Seller represents to Buyer that as of the date of acceptance Seller has no notice or knowledge of Conditions Affecting the Property or Transaction (lines 181-215) ~~other than those identified in Seller's disclosure report dated ________ and Real Estate Condition Report, if applicable, dated ________, which was/were received by Buyer prior to Buyer signing this Offer and which is/are made a part of this offer by reference~~ ~~COMPLETE DATES OR STRIKE AS APPLICABLE~~ and ________________________ INSERT CONDITIONS NOT ALREADY INCLUDED IN THE DISCLOSURE OR CONDITION REPORT(S).

CAUTION: If the Property includes 1-4 dwelling units, a Real Estate Condition Report containing the disclosures provided in Wis. Stat. § 709.03 may be required. Excluded from this requirement are sales of property that has never been inhabited, sales exempt from the real estate transfer fee, and sales by certain court-appointed fiduciaries, (for example, personal representatives who have never occupied the Property). Buyer may have rescission rights per Wis. Stat. § 709.05.

CLOSING This transaction is to be closed no later than 15 days following Buyers waiver of all contingencies ________ at the place selected by Seller, unless otherwise agreed by the Parties in writing.

CLOSING PRORATIONS The following items, if applicable, shall be prorated at closing, based upon date of closing values: real estate taxes, rents, prepaid insurance (if assumed), private and municipal charges, property owners association assessments, fuel and None ________.

CAUTION: Provide basis for utility charges, fuel or other prorations if date of closing value will not be used.

Any income, taxes or expenses shall accrue to Seller, and be prorated at closing, through the day prior to closing.

Real estate taxes shall be prorated at closing based on [CHECK BOX FOR APPLICABLE PRORATION FORMULA]:

- [x] The net general real estate taxes for the preceding year, or the current year if available (Net general real estate taxes are defined as general property taxes after state tax credits and lottery credits are deducted) (NOTE: THIS CHOICE APPLIES IF NO BOX IS CHECKED)
- [ ] Current assessment times current mill rate (current means as of the date of closing)
- [ ] Sale price, multiplied by the municipality area-wide percent of fair market value used by the assessor in the prior year, or current year if known, multiplied by current mill rate (current means as of the date of closing)
- [ ] ________.

CAUTION: Buyer is informed that the actual real estate taxes for the year of closing and subsequent years may be substantially different than the amount used for proration especially in transactions involving new construction, extensive rehabilitation, remodeling or area-wide re-assessment. Buyer is encouraged to contact the local assessor regarding possible tax changes.

- [ ] Buyer and Seller agree to re-prorate the real estate taxes, through the day prior to closing based upon the taxes on the actual tax bill for the year of closing, with Buyer and Seller each owing his or her pro-rata share. Buyer shall, within 5 days of receipt, forward a copy of the bill to the forwarding address Seller agrees to provide at closing. The Parties shall re-prorate within 30 days of Buyer's receipt of the actual tax bill. Buyer and Seller agree that is a post-closing obligation and is the responsibility of the Parties to complete, not the responsibility of the real estate brokers in this transaction.

OCCUPANCY Occupancy of the entire Property shall be given to Buyer at time of closing unless otherwise provided in this Offer at lines 109-115 or 277-286 or in an addendum attached per line 479. At time of Buyer's occupancy, Property shall be in broom swept condition and free of all debris and personal property except for personal property belonging to current tenants, or that sold to Buyer or left with Buyer's consent. Occupancy shall be given subject to tenant's rights, if any.

LEASED PROPERTY If Property is currently leased and lease(s) extend beyond closing, Seller shall assign Seller's rights under said lease(s) and transfer all security deposits and prepaid rents thereunder to Buyer at closing. The terms of the (written) (oral) STRIKE ONE lease(s), if any, are See Lines 284-286 ________. Insert additional terms, if any, at lines 109-115 or 277-286 or attach as an addendum per line 479.

NA **ESTOPPEL LETTERS:** Seller shall deliver to Buyer no later than ________ days before closing, estoppel letters dated within ________ days before closing, from each non-residential tenant, confirming the lease term, rent installment amounts, amount of security deposit, and disclosing any defaults, claims or litigation with regard to the lease or tenancy.

RENTAL WEATHERIZATION This transaction is (is) (~~is not~~) STRIKE ONE exempt from Wisconsin Rental Weatherization Standards (Wis. Admin. Code Ch. SPS 367). If not exempt, (~~Buyer~~) (Seller) STRIKE ONE ("Buyer" if neither is stricken) shall be responsible for compliance, including all costs, with Wisconsin Rental Weatherization Standards. If Seller is responsible for compliance, Seller shall provide a Certificate of Compliance at closing.

TIME IS OF THE ESSENCE "Time is of the Essence" as to: (1) earnest money payment(s); (2) binding acceptance; (3) occupancy; (4) date of closing; (5) contingency Deadlines STRIKE AS APPLICABLE and all other dates and Deadlines in this Offer ~~except~~: ________. If "Time is of the Essence" applies to a date or Deadline, failure to perform by the exact date or Deadline is a breach of contract. If "Time is of the Essence" does not apply to a date or Deadline, then performance within a reasonable time of the date or Deadline is allowed before a breach occurs.

ADDITIONAL PROVISIONS/CONTINGENCIES Line 165 continued - All documents in seller's possession a reasonable buyer would find relevant to the purchase of the property including building drawings, surveys, environmental reports, roof warranties etc...

Lines 174-177 shall include that Buyer shall have 38 days from receipt to review any and all documents provided by Seller and if the contents of said documents are not acceptable to Buyer, in it's sole discretion, Buyer may terminate this Offer by providing written notice to Seller and all earnest money shall be promptly returned to Buyer.

[x] **PROPOSED USE CONTINGENCIES:** Buyer is purchasing the Property for the purpose of: General storage, distribution and fabricated goods painting and assembly operations ______ [insert proposed use and type and size of building, if applicable; e.g. restaurant/tavern with capacity of 350 and 3 second floor dwelling units]. The optional provisions checked on lines 123-139 shall be deemed satisfied unless Buyer delivers to Seller by the deadline(s) set forth on lines 123-139 written notice specifying those items which cannot be satisfied and written evidence substantiating why each specific item included in Buyer's notice cannot be satisfied. Upon delivery of Buyer's notice, this Offer shall be null and void. Seller agrees to cooperate with Buyer as necessary to satisfy the contingencies checked at lines 123-139.

[X] **EASEMENTS AND RESTRICTIONS:** This Offer is contingent upon Buyer obtaining, within 60 days of acceptance, at (Buyer's) (~~Seller's~~) STRIKE ONE ("Buyer's" if neither is stricken) expense, copies of all public and private easements, covenants and restrictions affecting the Property and a written determination by a qualified independent third party that none of these prohibit or significantly delay or increase the costs of the proposed use or development identified at lines 116 to 118.

[X] **APPROVALS:** This Offer is contingent upon Buyer obtaining, at (Buyer's) (~~Seller's~~) STRIKE ONE ("Buyer's" if neither is stricken) expense, all applicable governmental permits, approvals and licenses, as necessary and appropriate, or the final discretionary action by the granting authority prior to the issuance of such permits, approvals and licenses, for the following items related to Buyer's proposed use: ______ or delivering written notice to Seller if the item(s) cannot be obtained or can only be obtained subject to conditions which significantly increase the cost of Buyer's proposed use, all within 60 days of acceptance of this Offer.

[X] **ACCESS TO PROPERTY:** This Offer is contingent upon Buyer obtaining, within 60 days of acceptance, at (Buyer's) (~~Seller's~~) STRIKE ONE ("Buyer's" if neither is stricken) expense, written verification that there is legal vehicular access to the Property from public roads.

[X] **LAND USE APPROVAL:** This Offer is contingent upon Buyer obtaining, at (Buyer's) (~~Seller's~~) STRIKE ONE ("Buyer's" if neither is stricken) expense, a [ ] rezoning; [ ] conditional use permit; [ ] license; [ ] variance; [ ] building permit; [X] occupancy permit; [ ] other ______ CHECK ALL THAT APPLY, for the Property for its proposed use described at lines 116-118 or delivering written notice to Seller if the item(s) cannot be obtained or can only be obtained subject to conditions which significantly increase the cost of Buyer's proposed use, all within 60 days of acceptance.

[x] **MAP OF THE PROPERTY:** This Offer is contingent upon (~~Buyer obtaining~~) (Seller providing) STRIKE ONE ("Seller providing" if neither is stricken) a ______ survey (ALTA/ACSM Land Title Survey if survey type is not specified) dated subsequent to the date of acceptance of this Offer and prepared by a registered land surveyor, within 45 days of acceptance, at (~~Buyer's~~) (Seller's) STRIKE ONE ("Seller's" if neither is stricken) expense. The map shall show minimum of 3.15 acres, maximum of 3.5 acres, the legal description of the Property, the Property's boundaries and dimensions, visible encroachments upon the Property, the location of improvements, if any, and: an approximately 72,000 sq. ft. industrial building on the property ______. STRIKE AND COMPLETE AS APPLICABLE Additional map features which may be added include, but are not limited to: staking of all corners of the Property; identifying dedicated and apparent streets; lot dimensions; total acreage or square footage; utility installations; easements or rights-of-way. Such survey shall be in satisfactory form and accompanied by any required surveyor's certificate sufficient to enable Buyer to obtain removal of the standard survey exception on the title policy.

CAUTION: Consider the cost and the need for map features before selecting them. Also consider the time required to obtain the map when setting the deadline.

This contingency shall be deemed satisfied unless Buyer, within five (5) days of the earlier of: (1) Buyer's receipt of the map; or (2) the deadline for delivery of said map, delivers to Seller a copy of the map and a written notice which identifies: (1) a significant encroachment; (2) information materially inconsistent with prior representations; (3) failure to meet requirements stated within this contingency; or (4) the existence of conditions that would prohibit the Buyer's intended use of the Property described at lines 116-118. Upon delivery of Buyer's notice, this Offer shall be null and void.

[x] **DOCUMENT REVIEW CONTINGENCY:** This Offer is contingent upon Seller delivering the following documents to Buyer within 7 days of acceptance: CHECK THOSE THAT APPLY; STRIKE AS APPROPRIATE

[X] Documents evidencing that the sale of the Property has been properly authorized, if Seller is a business entity.

[X] A complete inventory of all furniture, fixtures, equipment and other personal property included in this transaction which is consistent with representations made prior to and in this Offer.

[X] Uniform Commercial Code lien search as to the personal property included in the purchase price, showing the Property to be free and clear of all liens, other than liens to be released prior to or at closing.

[ ] Rent roll.

[X] Other See Lines 109-111 ______.

Additional items which may be added include, but are not limited to: building, construction or component warranties, previous environmental site assessments, surveys, title commitments and policies, maintenance agreements, other contracts relating to the Property, existing permits and licenses, recent financial operating statements, current and future rental agreements, notices of termination and non-renewal, and assessment notices.

All documents Seller delivers to Buyer shall be true, accurate, current and complete. Buyer shall keep all such documents confidential and disclose them to third parties only to the extent necessary to implement other provisions of this Offer. Buyer shall return all documents (originals and any reproductions) to Seller if this Offer is terminated.

▪ CONTINGENCY SATISFACTION: This contingency shall be deemed satisfied unless Buyer, within 38 days of the earlier of receipt of the final document to be delivered or the deadline for delivery of the documents, delivers to Seller a written notice indicating that this

contingency has not been satisfied. Such notice shall identify which document(s) have not been timely delivered or do not meet the standard set forth for the document(s). Upon delivery of such notice, this Offer shall be null and void.

DEFINITIONS

■ ACTUAL RECEIPT: "Actual Receipt" means that a Party, not the Party's recipient for delivery, if any, has the document or written notice physically in the Party's possession, regardless of the method of delivery.

■ CONDITIONS AFFECTING THE PROPERTY OR TRANSACTION: "Conditions Affecting the Property or Transaction" are defined to include:

a. Defects in structural components, e.g. roof, foundation, basement or other walls.
b. Defects in mechanical systems, e.g. HVAC, electrical, plumbing, septic, well, fire safety, security or lighting.
c. Underground or aboveground storage tanks presently or previously on the Property for storage of flammable or combustible liquids, including but not limited to gasoline and heating oil.
d. Defect or contamination caused by unsafe concentrations of, or unsafe conditions relating to, lead paint, asbestos, radon, radium in water supplies, mold, pesticides or other potentially hazardous or toxic substances on the premises.
e. Production of or spillage of methamphetamine (meth) or other hazardous or toxic substances on the Property.
f. Zoning or building code violations, any land division involving the Property for which required state or local permits had not been obtained, nonconforming structures or uses, conservation easements, rights-of-way.
g. Special purpose district, such as a drainage district, lake district, sanitary district or sewer district, that has the authority to impose assessments against the real property located within the district.
h. Proposed, planned or commenced public improvements which may result in special assessments or otherwise materially affect the Property or the present use of the Property.
i. Federal, state or local regulations requiring repairs, alterations or corrections of an existing condition.
j. Flooding, standing water, drainage problems or other water problems on or affecting the Property.
k. Material damage from fire, wind, floods, earthquake, expansive soils, erosion or landslides.
l. Near airports, freeways, railroads or landfills, or significant odor, noise, water intrusion or other irritants emanating from neighboring property.
m. Portion of the Property in a floodplain, wetland or shoreland zoning area under local, state or federal regulations.
n. Property is subject to a mitigation plan required under administrative rules of the Department of Natural Resources related to county shoreland zoning ordinances, which obligates the owner of the Property to establish or maintain certain measures related to shoreland conditions and which is enforceable by the county.
o. Encroachments; easements, other than recorded utility easements; access restrictions; covenants, conditions and restrictions; shared fences, walls, wells, driveways, signage or other shared usages; or leased parking.
p. High voltage electric (100 KV or greater) or steel natural gas transmission lines located on but not directly serving the Property.
q. Structure on the Property designated as a historic building, any part of the Property located in a historic district, or burial sites or archeological artifacts on the Property.
r. All or part of the land has been assessed as agricultural land, the owner has been assessed a use-value conversion charge or the payment of a use-value conversion charge has been deferred.
s. All or part of the Property is subject to, enrolled in or in violation of a certified farmland preservation zoning district or a farmland preservation agreement, or a Forest Crop, Managed Forest (see disclosure requirements in Wis. Stat. § 710.12), Conservation Reserve or comparable program.
t. A pier is attached to the Property that is not in compliance with state or local pier regulations.
u. Government investigation or private assessment/audit (of environmental matters) conducted.
v. Other Defects affecting the Property.

■ DEADLINES: "Deadlines" expressed as a number of "days" from an event, such as acceptance, are calculated by excluding the day the event occurred and by counting subsequent calendar days. The deadline expires at midnight on the last day. Deadlines expressed as a specific number of "business days" exclude Saturdays, Sundays, any legal public holiday under Wisconsin or Federal law, and other day designated by the President such that the postal service does not receive registered mail or make regular deliveries on that day. Deadlines expressed as a specific number of "hours" from the occurrence of an event, such as receipt of a notice, are calculated from the exact time of the event, and by counting 24 hours per calendar day. Deadlines expressed as a specific day of the calendar year or as the day of a specific event, such as closing, expire at midnight of that day.

■ DEFECT: "Defect" means a condition that would have a significant adverse effect on the value of the Property; that would significantly impair the health or safety of future occupants of the Property; or that if not repaired, removed or replaced would significantly shorten or adversely affect the expected normal life of the premises.

(Definitions Continued on page 6)

IF LINE 228 IS NOT MARKED OR IS MARKED N/A LINES 264-269 APPLY.

[x] **FINANCING CONTINGENCY:** This Offer is contingent upon Buyer being able to obtain a written SBA [INSERT LOAN PROGRAM OR SOURCE] first mortgage loan commitment as described below, within 60 days of acceptance of this Offer. The financing selected shall be in an amount of not less than $ 1,800,000.00 for a term of not less than 5 years, amortized over not less than 25 years. Initial monthly payments of principal and interest shall not exceed $ 11,053.00 . Monthly payments may also include 1/12th of the estimated net annual real estate taxes, hazard insurance premiums, and private mortgage insurance premiums. The mortgage may not include a prepayment premium. Buyer agrees to pay discount points and/or loan origination fee in an amount not to exceed ______ % of the loan. If the purchase price under this Offer is modified, the financed amount, unless otherwise provided, shall be adjusted to the same percentage of the purchase price as in this contingency and the monthly payments shall be adjusted as necessary to maintain the term and amortization stated above.

CHECK AND COMPLETE APPLICABLE FINANCING PROVISION AT LINE 238 or 239.

[X] **FIXED RATE FINANCING:** The annual rate of interest shall not exceed 5.500 %.

[ ] **ADJUSTABLE RATE FINANCING:** The initial annual interest rate shall not exceed ______ %. The initial interest rate shall be fixed for ______ months, at which time the interest rate may be increased not more than ______ % per year. The maximum interest rate during the mortgage term shall not exceed ______ %. Monthly payments of principal and interest may be adjusted to reflect interest changes

If Buyer is using multiple loan sources or obtaining a construction loan or land contract financing, describe at lines 109-115 or 277-286 or in an addendum attached per line 479.

NOTE: If purchase is conditioned on buyer obtaining financing for operations or development consider adding a contingency for that purpose.

■ BUYER'S LOAN COMMITMENT: Buyer agrees to pay all customary loan and closing costs, to promptly apply for a mortgage loan, and to provide evidence of application promptly upon request of Seller. If Buyer qualifies for the loan described in this Offer or another loan acceptable to Buyer, Buyer agrees to deliver to Seller a copy of the written loan commitment no later than the deadline at line 229. **Buyer and Seller agree that delivery of a copy of any written loan commitment to Seller (even if subject to conditions) shall satisfy Buyer's financing contingency if, after review of the loan commitment, Buyer has directed, in writing, delivery of the loan commitment. Buyer's written direction shall accompany the loan commitment. Delivery shall not satisfy this contingency if accompanied by a notice of unacceptability.**

CAUTION: The delivered commitment may contain conditions Buyer must yet satisfy to obligate the lender to provide the loan. BUYER, BUYER'S LENDER AND AGENTS OF BUYER OR SELLER SHALL NOT DELIVER A LOAN COMMITMENT TO SELLER OR SELLER'S AGENT WITHOUT BUYER'S PRIOR WRITTEN APPROVAL OR UNLESS ACCOMPANIED BY A NOTICE OF UNACCEPTABILITY.

■ SELLER TERMINATION RIGHTS: If Buyer does not make timely delivery of said commitment; Seller may terminate this Offer if Seller delivers a written notice of termination to Buyer prior to Seller's Actual Receipt of a copy of Buyer's written loan commitment.

■ FINANCING UNAVAILABILITY: If financing is not available on the terms stated in this Offer (and Buyer has not already delivered an acceptable loan commitment for other financing to Seller), Buyer shall promptly deliver written notice to Seller of same including copies of lender(s)' rejection letter(s) or other evidence of unavailability. Unless a specific loan source is named in this Offer, Seller shall then have 10 days to deliver to Buyer written notice of Seller's decision to finance this transaction on the same terms set forth in this Offer, and this Offer shall remain in full force and effect, with the time for closing extended accordingly. If Seller's notice is not timely given, this Offer shall be null and void. Buyer authorizes Seller to obtain any credit information reasonably appropriate to determine Buyer's credit worthiness for Seller financing.

■ IF THIS OFFER IS NOT CONTINGENT ON FINANCING: Within 7 days of acceptance, a financial institution or third party in control of Buyer's funds shall provide Seller with reasonable written verification that Buyer has, at the time of verification, sufficient funds to close. If such written verification is not provided, Seller has the right to terminate this Offer by delivering written notice to Buyer. Buyer may or may not obtain mortgage financing but does not need the protection of a financing contingency. Seller agrees to allow Buyer's appraiser access to the Property for purposes of an appraisal. Buyer understands and agrees that this Offer is not subject to the appraisal meeting any particular value, unless this Offer is subject to an appraisal contingency, nor does the right of access for an appraisal constitute a financing contingency.

[x] **APPRAISAL CONTINGENCY:** This Offer is contingent upon the Buyer or Buyer's lender having the Property appraised at Buyer's expense by a Wisconsin licensed or certified independent appraiser who issues an appraisal report dated subsequent to the date of this Offer indicating an appraised value for the Property equal to or greater than the agreed upon purchase price. This contingency shall be deemed satisfied unless Buyer, within 60 days of acceptance, delivers to Seller a copy of the appraisal report which indicates that the appraised value is not equal to or greater than the agreed upon purchase price, accompanied by a written notice of termination.

CAUTION: An appraisal ordered by Buyer's lender may not be received until shortly before closing. Consider whether deadlines provide adequate time for performance.

ADDITIONAL PROVISIONS/CONTINGENCIES This Offer is contingent on Buyer being satisfied in it's sole discretion that it's customer "GE Healthcare" will approve of the facility within 30 days of acceptance of the Offer to Purchase and that Buyer can terminate it's existing leases at N60 W16590 Kohler Lane, Menomonee Falls, WI. In the event Buyer is not satisfied that these conditions can be met within 30 days of acceptance of the Offer to Purchase, Buyer may terminate the offer within the 30 day period by providing written notice to Seller, and all earnest money shall be promptly returned to Buyer.

Seller Leaseback: Seller hereby agrees to lease from Buyer an approximately 48,200 sq. ft. section of the building - crosshatched area on the attached drawing A - for a period of 6 months commencing on the closing date at a rental rate of $4.00 PSF/NNN.

DEFINITIONS CONTINUED FROM PAGE 4

■ ENVIRONMENTAL SITE ASSESSMENT: An "Environmental Site Assessment" (also known as a "Phase I Site Assessment") (see lines 379-395) may include, but is not limited to: (1) an inspection of the Property; (2) a review of the ownership and use history of the Property, including a search of title records showing private ownership of the Property for a period of 80 years prior to the visual inspection; (3) a review of historic and recent aerial photographs of the Property, if available; (4) a review of environmental licenses, permits or orders issued with respect to the Property (5) an evaluation of results of any environmental sampling and analysis that has been conducted on the Property; and (6) a review to determine if the Property is listed in any of the written compilations of sites or facilities considered to pose a threat to human health or the environment including the National Priorities List, the Department of Nature Resources' (DNR) Registry of Waste Disposal Sites, the DNR's Contaminated Lands Environmental Action Network, and the DNR's Remediation and Redevelopment (RR) Sites Map including the Geographical Information System (GIS) Registry and related resources. Any Environmental Site Assessment performed under this Offer shall comply with generally recognized industry standards (e.g. current American Society of Testing and Materials "Standard Practice for Environmental Site Assesments"), and state and federal guidelines, as applicable.

CAUTION: Unless otherwise agreed an Environmental Site Assessment does not include subsurface testing of the soil or groundwater or other testing of the Property for environmental pollution. If further investigation is required, insert provisions for a Phase II Site Assessment (collection and analysis of samples), Phase III Environmental Site Assessment (evaluation of remediation alternatives) or other site evaluation at lines 109-115 or 277-286 or attach as an addendum per line 479.

■ FIXTURE: A "Fixture" is an item of property which is physically attached to or so closely associated with land or improvements so as to be treated as part of the real estate, including, without limitation, physically attached items not easily removable without damage to the premises, items specifically adapted to the premises and items customarily treated as fixtures, including, but not limited to, all: garden bulbs; plants; shrubs and trees; screen and storm doors and windows; electric lighting fixtures; window shades; curtain and traverse rods; blinds and shutters; central heating and cooling units and attached equipment; water heaters and treatment systems; sump pumps; attached or fitted floor coverings; awnings; attached antennas; garage door openers and remote controls; installed security systems; central vacuum systems and accessories; in-ground sprinkler systems and component parts; built-in appliances; ceiling fans; fences; storage buildings on permanent foundations and docks/piers on permanent foundations. A Fixture does not include trade fixtures owned by tenants of the Property.

CAUTION: Exclude Fixtures not owned by Seller such as rented fixtures. See lines 20-22.

■ PROPERTY: Unless otherwise stated, "Property" means the real estate described at lines 4-7.

DISTRIBUTION OF INFORMATION Buyer and Seller authorize the agents of Buyer and Seller to: (i) distribute copies of the Offer to Buyer's lender, appraisers, title insurance companies and any other settlement service providers for the transaction as defined by the Real Estate Settlement Procedures Act (RESPA); (ii) report sales and financing concession data to multiple listing service sold databases; and (iii) provide active listing, pending sale, closed sale and financing concession information and data, and related information regarding seller contributions, incentives or assistance, and third party gifts, to appraisers researching comparable sales, market conditions and listings, upon inquiry.

EARNEST MONEY

■ HELD BY: Unless otherwise agreed, earnest money shall be paid to and held in the trust account of the listing broker (Buyer's agent if Property is not listed or Seller's account if no broker is involved), until applied to purchase price or otherwise disbursed as provided in the Offer.

CAUTION: Should persons other than a broker hold earnest money, an escrow agreement should be drafted by the Parties or an attorney. If someone other than Buyer makes payment of earnest money, consider a special disbursement agreement.

■ DISBURSEMENT: If negotiations do not result in an accepted offer, the earnest money shall be promptly disbursed (after clearance from payor's depository institution if earnest money is paid by check) to the person(s) who paid the earnest money. At closing, earnest money shall be disbursed according to the closing statement. If this Offer does not close, the earnest money shall be disbursed according to a written disbursement agreement signed by all Parties to this Offer. If said disbursement agreement has not been delivered to broker within 60 days after the date set for closing, broker may disburse the earnest money: (1) as directed by an attorney who has reviewed the transaction and does not represent Buyer or Seller; (2) into a court hearing a lawsuit involving the earnest money and all Parties to this Offer; (3) as directed by court order; or (4) any other disbursement required or allowed by law. Broker may retain legal services to direct disbursement per (1) or to file an interpleader action per (2) and broker may deduct from the earnest money any costs and reasonable attorneys fees, not to exceed $250, prior to disbursement.

■ LEGAL RIGHTS/ACTION: Broker's disbursement of earnest money does not determine the legal rights of the Parties in relation to this Offer. Buyer's or Seller's legal right to earnest money cannot be determined by broker. At least 30 days prior to disbursement per (1) or (4) above, broker shall send Buyer and Seller notice of the disbursement by certified mail. If Buyer or Seller disagree with broker's proposed disbursement, a lawsuit may be filed to obtain a court order regarding disbursement. Small Claims Court has jurisdiction over all earnest money disputes arising out of the sale of residential property with 1-4 dwelling units and certain other earnest money disputes. Buyer and Seller should consider consulting attorneys regarding their legal rights under this Offer in case of a dispute. Both Parties agree to hold the broker harmless from any liability for good faith disbursement of earnest money in accordance with this Offer or applicable Department of Safety and Professional Services regulations concerning earnest money. See Wis. Admin. Code Ch. REEB 18.

TITLE EVIDENCE

▪ CONVEYANCE OF TITLE: **Upon payment of the purchase price, Seller shall convey the Property by warranty deed (trustee's deed if Seller is a trust, personal representative's deed if Seller is an estate or other conveyance as provided herein)** free and clear of all liens and encumbrances, except: municipal and zoning ordinances and agreements entered under them, recorded easements for the distribution of utility and municipal services, recorded building and use restrictions and covenants, present uses of the Property in violation of the foregoing disclosed in Seller's disclosure report, and Real Estate Condition Report, if applicable, and in this Offer, general taxes levied in the year of closing ~~and~~ ______________________________ ______________________________ ______________________________ which constitutes merchantable title for purposes of this transaction. Seller shall complete and execute the documents necessary to record the conveyance at Seller's cost and pay the Wisconsin Real Estate Transfer Fee.

WARNING: Municipal and zoning ordinances, recorded building and use restrictions, covenants and easements may prohibit certain improvements or uses and therefore should be reviewed, particularly if Buyer contemplates making improvements to Property or a use other than the current use.

▪ TITLE EVIDENCE: Seller shall give evidence of title in the form of an owner's policy of title insurance in the amount of the purchase price on a current ALTA form issued by an insurer licensed to write title insurance in Wisconsin. Seller shall pay all costs of providing title evidence to Buyer. Buyer shall pay all costs of providing title evidence required by Buyer's lender.

▪ GAP ENDORSEMENT: Seller shall provide a "gap" endorsement or equivalent gap coverage at (Seller's) ~~(Buyer's)~~ STRIKE ONE ("Seller's" if neither stricken) cost to provide coverage for any liens or encumbrances first filed or recorded after the effective date of the title insurance commitment and before the deed is recorded, subject to the title insurance policy exclusions and exceptions, provided the title company will issue the endorsement. If a gap endorsement or equivalent gap coverage is not available, Buyer may give written notice that title is not acceptable for closing (see lines 365-371).

▪ PROVISION OF MERCHANTABLE TITLE: For purposes of closing, title evidence shall be acceptable if the required title insurance commitment is delivered to Buyer's attorney or Buyer not more than ______________ days after acceptance ("15" if left blank), showing title to the Property as of a date no more than 15 days before delivery of such title evidence to be merchantable per lines 341-348, subject only to liens which will be paid out of the proceeds of closing and standard title insurance requirements and exceptions, as appropriate.

▪ TITLE NOT ACCEPTABLE FOR CLOSING: If title is not acceptable for closing, Buyer shall notify Seller in writing of objections to title within ______________ days ("15" if left blank) after delivery of the title commitment to Buyer or Buyer's attorney. In such event, Seller shall have a reasonable time, but not exceeding ______________ days ("5" if left blank), from Buyer's delivery of the notice stating title objections, to deliver notice to Buyer stating Seller's election to remove the objections by the time set for closing. In the event that Seller is unable to remove said objections, Buyer may deliver to Seller written notice waiving the objections, and the time for closing shall be extended accordingly. If Buyer does not waive the objections, Buyer shall deliver written notice of termination and this Offer shall be null and void. Providing title evidence acceptable for closing does not extinguish Seller's obligations to give merchantable title to Buyer.

▪ SPECIAL ASSESSMENTS/OTHER EXPENSES: Special assessments, if any, levied or for work actually commenced prior to the date of this Offer shall be paid by Seller no later than closing. All other special assessments shall be paid by Buyer.

CAUTION: Consider a special agreement if area assessments, property owners association assessments, special charges for current services under Wis. Stat. § 66.0627 or other expenses are contemplated. "Other expenses" are one-time charges or ongoing use fees for public improvements (other than those resulting in special assessments) relating to curb, gutter, street, sidewalk, municipal water, sanitary and storm water and storm sewer (including all sewer mains and hook-up/connection and interceptor charges), parks, street lighting and street trees, and impact fees for other public facilities, as defined in Wis. Stat. § 66.0617(1)(f).

[x] **ENVIRONMENTAL EVALUATION CONTINGENCY:** This Offer is contingent upon a qualified independent environmental consultant of Buyer's choice conducting an Environmental Site Assessment of the Property (see lines 288-302), at (Buyer's) ~~(Seller's)~~ expense STRIKE ONE ("Buyer's" if neither is stricken), which discloses no Defects. For the purpose of this contingency, a Defect (see lines 223-225) is defined to also include a material violation of environmental laws, a material contingent liability affecting the Property arising under any environmental laws, the presence of an underground storage tank(s) or material levels of hazardous substances either on the Property or presenting a significant risk of contaminating the Property due to future migration from other properties. Defects do not include conditions the nature and extent of which Buyer had actual knowledge or written notice before signing the Offer.

▪ CONTINGENCY SATISFACTION: This contingency shall be deemed satisfied unless Buyer, within 60 days of acceptance, delivers to Seller a copy of the Environmental Site Assessment report and a written notice listing the Defect(s) identified in the Environmental Site Assessment report to which Buyer objects (Notice of Defects).

CAUTION: A proposed amendment is not a Notice of Defects and will not satisfy this notice requirement.

▪ RIGHT TO CURE: Seller (shall) (shall not) STRIKE ONE ("shall" if neither is stricken) have a right to cure the Defects. If Seller has the right to cure, Seller may satisfy this contingency by: (1) delivering written notice to Buyer within 10 days of Buyer's delivery of the Notice of Defects stating Seller's election to cure Defects, (2) curing the Defects in a good and workmanlike manner and (3) delivering to Buyer a written report detailing the work done within 3 days prior to closing. This Offer shall be null and void if Buyer makes timely delivery of the Notice of Defects and written Environmental Site Assessment report and: (1) Seller does not have a right to cure or (2) Seller has a right to cure but: (a) Seller delivers written notice that Seller will not cure or (b) Seller does not timely deliver the written notice of election to cure.

DEFAULT Seller and Buyer each have the legal duty to use good faith and due diligence in completing the terms and conditions of this Offer. A material failure to perform any obligation under this Offer is a default which may subject the defaulting party to liability for damages or other legal remedies.

If Buyer defaults, Seller may:

(1) sue for specific performance and request the earnest money as partial payment of the purchase price; or

(2) terminate the Offer and have the option to: (a) request the earnest money as liquidated damages; or (b) sue for actual damages.

If Seller defaults, Buyer may:

(1) sue for specific performance; or

(2) terminate the Offer and request the return of the earnest money, sue for actual damages, or both.

In addition, the Parties may seek any other remedies available in law or equity.

The Parties understand that the availability of any judicial remedy will depend upon the circumstances of the situation and the discretion of the courts. If either Party defaults, the Parties may renegotiate the Offer or seek nonjudicial dispute resolution instead of the remedies outlined above. By agreeing to binding arbitration, the Parties may lose the right to litigate in a court of law those disputes covered by the arbitration agreement.

NOTE: IF ACCEPTED, THIS OFFER CAN CREATE A LEGALLY ENFORCEABLE CONTRACT. BOTH PARTIES SHOULD READ THIS DOCUMENT CAREFULLY. BROKERS MAY PROVIDE A GENERAL EXPLANATION OF THE PROVISIONS OF THE OFFER BUT ARE PROHIBITED BY LAW FROM GIVING ADVICE OR OPINIONS CONCERNING YOUR LEGAL RIGHTS UNDER THIS OFFER OR HOW TITLE SHOULD BE TAKEN AT CLOSING. AN ATTORNEY SHOULD BE CONSULTED IF LEGAL ADVICE IS NEEDED.

ENTIRE CONTRACT This Offer, including any amendments to it, contains the entire agreement of the Buyer and Seller regarding the transaction. All prior negotiations and discussions have been merged into this Offer. This agreement binds and inures to the benefit of the Parties to this Offer and their successors in interest.

PROPERTY DIMENSIONS AND SURVEYS Buyer acknowledges that any land, building or room dimensions, or total acreage or building square footage figures, provided to Buyer by Seller or by a broker, may be approximate because of rounding, formulas used or other reasons, unless verified by survey or other means.

CAUTION: Buyer should verify total square footage or acreage figures and land, building or room dimensions, if material to Buyer's decision to purchase.

BUYER'S PRE-CLOSING WALK-THROUGH Within 3 days prior to closing, at a reasonable time pre-approved by Seller or Seller's agent, Buyer shall have the right to walk through the Property to determine that there has been no significant change in the condition of the Property, except for ordinary wear and tear and changes approved by Buyer, and that any Defects Seller has agreed to cure have been repaired in the manner agreed to by the Parties.

PROPERTY DAMAGE BETWEEN ACCEPTANCE AND CLOSING Seller shall maintain the Property until the earlier of closing or occupancy of Buyer in materially the same condition as of the date of acceptance of this Offer, except for ordinary wear and tear. If, prior to closing, the Property is damaged in an amount of not more than five percent (5%) of the selling price, Seller shall be obligated to repair the Property and restore it to the same condition that it was on the day of this Offer. No later than closing, Seller shall provide Buyer with lien waivers for all lienable repairs and restoration. If the damage shall exceed such sum, Seller shall promptly notify Buyer in writing of the damage and this Offer may be canceled at option of Buyer. Should Buyer elect to carry out this Offer despite such damage, Buyer shall be entitled to the insurance proceeds, if any, relating to the damage to the Property, plus a credit towards the purchase price equal to the amount of Seller's deductible on such policy, if any. However, if this sale is financed by a land contract or a mortgage to Seller, any insurance proceeds shall be held in trust for the sold purpose of restoring the Property.

NOTICE ABOUT SEX OFFENDER REGISTRY You may obtain information about the sex offender registry and persons registered with the registry by contacting the Wisconsin Department of Corrections on the Internet at http://www.widocoffenders.org or by telephone at (608) 240-5830.

INSPECTIONS AND TESTING Buyer may only conduct inspections or tests if specific contingencies are included as a part of this Offer. An "inspection" is defined as an observation of the Property which does not include an appraisal or testing of the Property, other than testing for leaking carbon monoxide, or testing for leaking LP gas or natural gas used as a fuel source, which are hereby authorized. A "test" is defined as the taking of samples of materials such as soils, water, air or building materials from the Property and the laboratory or other analysis of these materials. Seller agrees to allow Buyer's inspectors, testers, appraisers and qualified third parties reasonable access to the Property upon advance notice, if necessary to satisfy the contingencies in this Offer. Buyer and licensees may be present at all inspections and testing. Except as otherwise provided, Seller's authorization for inspections does not authorize Buyer to conduct testing of the Property.

NOTE: Any contingency authorizing testing should specify the areas of the Property to be tested, the purpose of the test, (e.g., to determine if environmental contamination is present), any limitations on Buyer's testing and any other material terms of the contingency.

Buyer agrees to promptly restore the Property to its original condition after Buyer's inspections and testing are completed unless otherwise agreed to with Seller. Buyer agrees to promptly provide copies of all inspection and testing reports to Seller. Seller acknowledges that certain inspections or tests may detect environmental pollution which may be required to be reported to the Wisconsin Department of Natural Resources.

[x] **INSPECTION CONTINGENCY:** This contingency only authorizes inspections, not testing (see lines 437-449). This Offer is contingent upon a qualified independent inspector(s) conducting an inspection(s) of the Property which discloses no Defects. This Offer is further contingent upon a qualified independent inspector or qualified independent third party performing an inspection of ____________________ (list any Property feature(s) to be separately inspected, e.g., dumpsite, etc.) which discloses no Defects. Buyer shall order the inspection(s) and be responsible for all costs of inspection(s). Buyer may have follow-up inspections recommended in a written report resulting from an authorized inspection performed provided they occur prior to the deadline specified at line 461. Each inspection shall be performed by a qualified independent inspector or qualified independent third party.

CAUTION: Buyer should provide sufficient time for the primary inspection and/or any specialized inspection(s), as well as any follow-up inspection(s).

For the purpose of this contingency, Defects (see lines 223-225) do not include conditions the nature and extent of which Buyer had actual knowledge or written notice before signing the Offer.

▪ CONTINGENCY SATISFACTION: This contingency shall be deemed satisfied unless Buyer, within 45 days of acceptance, delivers to Seller a copy of the inspection report(s) and a written notice listing the Defect(s) identified in the inspection report(s) to which Buyer objects (Notice of Defects).

CAUTION: A proposed amendment is not a Notice of Defects and will not satisfy this notice requirement.

▪ RIGHT TO CURE: Seller (shall)(shall not) [STRIKE ONE] ("shall" if neither is stricken) have a right to cure the Defects. If Seller has the right to cure, Seller may satisfy this contingency by: (1) delivering written notice to Buyer within 10 days of Buyer's delivery of the Notice of Defects stating Seller's election to cure Defects, (2) curing the Defects in a good and workmanlike manner and (3) delivering to Buyer a written report detailing the work done within 3 days prior to closing. This Offer shall be null and void if Buyer makes timely delivery of the Notice of Defects and written inspection report(s) and: (1) Seller does not have a right to cure or (2) Seller has a right to cure but: (a) Seller delivers written notice that Seller will not cure or (b) Seller does not timely deliver the written notice of election to cure.

[NA] **CLOSING OF BUYER'S PROPERTY CONTINGENCY:** This Offer is contingent upon the closing of the sale of Buyer's property located at ____________________, no later than ____________. If Seller accepts a bona fide secondary offer, Seller may give written notice to Buyer of acceptance. If Buyer does not deliver to Seller a written waiver of the Closing of Buyer's Property Contingency and ____________________

[INSERT OTHER REQUIREMENTS, IF ANY (e.g., PAYMENT OF ADDITIONAL EARNEST MONEY, WAIVER OF ALL CONTINGENCIES, OR PROVIDING EVIDENCE OF SALE OR BRIDGE LOAN, etc.)] within ____________ hours of Buyer's Actual Receipt of said notice, this Offer shall be null and void.

[x] **ADDENDA:** The attached Drawing A is/~~are~~ made part of this Offer.

This Offer was drafted by [Licensee and Firm] James M. Young - Barry CRE Services Inc.

____________________ on ____________

Buyer Entity Name (if any): CSJM LLC Or Assign

(X) [signature] 08.17.2017

Buyer's/Authorized Signature ▲ Print Name/Title Here ► Steve Krueger Date ▲

(X) ____________________

Buyer's/Authorized Signature ▲ Print Name/Title Here ► Date ▲

[EARNEST MONEY RECEIPT] Broker acknowledges receipt of earnest money as per line 10 of the above Offer.

____________________ Broker (By) ____________________

SELLER ACCEPTS THIS OFFER. THE WARRANTIES, REPRESENTATIONS AND COVENANTS MADE IN THIS OFFER SURVIVE CLOSING AND THE CONVEYANCE OF THE PROPERTY. SELLER AGREES TO CONVEY THE PROPERTY ON THE TERMS AND CONDITIONS AS SET FORTH HEREIN AND ACKNOWLEDGES RECEIPT OF A COPY OF THIS OFFER.

Seller Entity Name (if any): ZBB Energy Corp

(X) ____________________

Seller's/Authorized Signature ▲ Print Name/Title Here ► Date ▲

(X) ____________________

Seller's/Authorized Signature ▲ Print Name/Title Here ► Date ▲

This Offer was presented to Seller by [Licensee and Firm] ____________________

____________________ on ____________ at ____________ a.m./p.m.

This Offer is rejected ____________ ____________ This Offer is countered [See attached counter] ____________ ____________

Seller Initials ▲ Date ▲ Seller Initials ▲ Date ▲